Exhibit 3.1

AMENDMENT NO. 1

TO

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF

SUNCOKE ENERGY PARTNERS, L.P.

This Amendment No. 1 (this “Amendment”) to First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P. (the “Partnership”), dated as of January 24, 2013 (the “Partnership Agreement”), is hereby adopted effective as of December 23, 2015 by SunCoke Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendments to the Partnership Agreement do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW THEREFORE, the General Partner hereby amends the Partnership Agreement as follows:

Section 1. Section 1.1 is hereby amended to add the following definition in the appropriate alphabetical order:

“Sponsor Support Agreement” means that Sponsor Support Agreement dated December 15, 2015, among SunCoke Energy, Inc., a Delaware corporation, the General Partner and the Partnership, as such may be amended, supplemented or restated from time to time.”

Section 1. Article V is hereby amended by adding a new Section 5.12:

“Section 5.12 Deemed Capital Contributions. To the extent that any Partner (or its successor) incurs and pays any expense allocable to or on behalf of the Partnership Group of a type for which the General Partner would be entitled to reimbursement pursuant to Section 7.5 of this Agreement and such Partner (a) elects not to seek reimbursement from the Partnership for such expense or (b) within five days of receiving reimbursement pursuant to Section 7.5, returns the reimbursed funds to the Partnership, then the amount of any such expense shall be treated as having been contributed to the Partnership by such Partner and immediately thereafter, the Partnership shall be treated as having incurred and paid such expense.”

Section 2. Section 6.1 is hereby amended by adding a new subsection (d)(xiv) to such Section:

“(xiv) Allocations Regarding Certain Expenses Incurred on behalf of the Partnership Group.

To the extent that any Partner (or its successor) incurs and pays any expense allocable to or on behalf of the Partnership Group of a type for which the General Partner would be entitled to reimbursement pursuant to Section 7.5 of this Agreement and such Partner (A) elects not to seek reimbursement from the Partnership for such expense or (B) within five days of receiving reimbursement pursuant to Section 7.5, returns the reimbursed funds to the Partnership, then any items of deduction or loss resulting from or attributable to the payment of such expense shall be allocated to the Partner (or its successor) that made such payment and was deemed to have contributed such amount to the Partnership pursuant to Section 5.12.”

Section 3. Article VI is hereby amended by adding a new Section 6.10:

“Section 6.10. Special Provisions Relating to Partners Who Return Distributions.

If, within five days of receiving a cash distribution pursuant to Sections 6.4 or 6.5, a Partner returns to the Partnership all or any portion of such cash distribution, including any payment made pursuant to the terms of the Sponsor Support Agreement, such Partner shall (i) be treated for all purposes of this Agreement, including Section 6.1(d)(iii), as having not received a distribution of the cash that it returned to the Partnership and (ii) have no right to again receive a distribution pursuant to Sections 6.4 or 6.5 of the cash that was returned by such Partner to the Partnership.”

Section 4. Except as amended hereby, the Partnership Agreement shall remain in full force and effect.

Section 5. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

SUNCOKE ENERGY PARTNERS GP LLC

By:	/s/ Fay West
Name:	Fay West
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to First Amended and Restated Agreement of Limited

Partnership of SunCoke Energy Partners, L.P.]